UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2018

CALGON CARBON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10776	25-0530110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 GSK Drive Moon Township, Pennsylvania		15108
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (412) 787-6700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2018, Kuraray Co., Ltd., a company organized under the laws of Japan (“Kuraray”), completed its previously announced acquisition (the “merger”) of Calgon Carbon Corporation, a Delaware corporation (the “Company”). On March 12, 2018, in order to encourage certain executives to remain in the employ of the Company following the merger, and in order to induce these executives to agree to certain restrictive covenants, the Company executed retention bonus agreements and employment agreement amendments with Messrs. Dearth, Coccagno, Fortwangler, Schott, and Whalen. Mr. Dearth will be paid a cash retention bonus of $7 million, contingent upon him remaining employed by the Company for three years following the closing date of the merger, except that a pro rata portion of the retention bonus (reduced for severance) will be paid if the Company terminates him without cause prior to such date. Messrs. Coccagno, Fortwangler, Schott, and Whalen will be paid a cash retention bonus of $1.75 million, in each case contingent upon the applicable executive remaining employed by the Company for three years following the closing date of the merger, except that a pro rata portion of the retention bonus (reduced for severance) will be paid if the Company terminates the applicable executive without cause prior to such date with the minimum payment in such case assuming at least one year of service. In all cases, payment of the retention bonus is contingent on the executive executing and not revoking a general release of claims and upon the executive’s compliance with certain restrictive covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALGON CARBON CORPORATION

March 14, 2018	By:	/s/ Chad Whalen
	Name:	Chad Whalen
	Title:	Senior Vice President, General Counsel and Secretary